                                      Registration Statement No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                    Form S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                             ----------------------

                           COMMERCEFIRST BANCORP, INC.
             (Exact Name of Registrant as Specified in its Charter)

            Maryland                                        52-2180744
(State or Other Jurisdiction of                     (IRS Employer I.D. Number)
 Incorporation or Organization)

             1804 West Street, Suite 200, Annapolis, Maryland 21401
               (Address of Principal Executive Offices) (Zip Code)

          COMMERCEFIRST BANCORP, INC. NON INCENTIVE STOCK OPTION PLAN
                              (Full Title of Plan)

                          Richard J. Morgan, President
                           CommerceFirst Bancorp, Inc.
                                1804 West Street
                                    Suite 200
                            Annapolis, Maryland 21401
                                  410.280.6695
           (Name, Address, and Telephone Number of Agent for Service)

                                   Copies to:

                             Noel M. Gruber, Esquire
                             David H. Baris, Esquire
                         Kennedy, Baris & Lundy, L.L.P.
                                   Suite P-15
                               4701 Sangamore Road
                            Bethesda, Maryland 20816
                       -----------------------------------

                         CALCULATION OF REGISTRATION FEE

-------------------- --------------  -------------------  ----------------------- -------------------
     Title of                                                Proposed Maximum
 Securities to be    Amount to be     Proposed Maximum      Aggregate Offering       Amount of
    Registered        Registered     Offering per Share           Price(2)        Registration Fee
-------------------- --------------  -------------------  ----------------------- -------------------
 Common Stock,          20,000             $10.00                $200,000              $25.34
$.01 par value
-------------------- --------------  -------------------  ----------------------- -------------------

(1) Estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933 solely for purposes of calculating the registration fee, based upon the exercise price of outstanding options to purchase common stock.

(2) Represents the aggregate exercise prices of the outstanding options to which this Registration Statement relates (20,000 shares at exercise price of $10.00 per share)

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents filed with Securities and Exchange Commission are hereby incorporated by reference herein:

         (1) CommerceFirst Bancorp, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2003;

         (2) CommerceFirst Bancorp, Inc.'s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004;

         (3) CommerceFirst Bancorp, Inc.'s Current Reports on Form 8-K filed on September 22, 2004;

         (4) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by CommerceFirst Bancorp, Inc. since the end of the year covered in its Annual Report referred to in (1) above.

         All documents filed by CommerceFirst Bancorp, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby shall have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Our authorized capital consists of 4,000,000 shares of common stock, $.01 par value. As of the date hereof, there were 822,250 shares of common stock outstanding. An aggregate of 147,337 shares are reserved for the issuance of shares upon the exercise of outstanding warrants issued to organizers of CommerceFirst Bancorp and CommerceFirst Bank, and to certain executives under our 2004 Non-Incentive Stock Option Plan.

         Holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds, and to share ratably in any distribution of assets after payment of all of our debts and other liabilities, upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption. The shares of common stock to be issued in this offering will be, when issued, fully paid and non-assessable.

         Limitations on Payment of Dividends. The payment of dividends will depend largely upon the ability of CommerceFirst Bank to declare and pay dividends to CommerceFirst Bancorp, as the principal source of CommerceFirst Bancorp's revenue will be from dividends paid by CommerceFirst Bank. Dividends will depend primarily upon CommerceFirst Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to CommerceFirst Bancorp and CommerceFirst Bank. Even if we have earnings in an amount sufficient to pay dividends, the Board of Directors may determine to retain earnings for the purpose of funding the growth.

         Regulations of the Federal Reserve and Maryland law place limits on the amount of dividends CommerceFirst Bank may pay to CommerceFirst Bancorp without prior approval. Prior regulatory approval is required to pay dividends which exceed CommerceFirst Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve has the same authority over bank holding companies.

         The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that CommerceFirst may pay in the future. In 1985, the Federal Reserve issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, CommerceFirst Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. CommerceFirst Bank currently is not in default under any of its obligations to the FDIC.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND MARYLAND LAW

         Classification and Removal of Directors. The Board of Directors is classified into three classes, one of which is elected each year for a three year term. A director may be removed from office only for "cause," and only upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding capital stock of all classes of shares entitled to vote generally in the election of directors, voting together as a single class. For this purpose, "cause" means the willful and continuous failure of a director substantially to perform such director's duties to the company (other than any failure resulting from incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the company. These provisions may make it more difficult to remove a director, and may it more difficult for an acquiror to acquire control of the company without negotiating with the Board of Directors, and may therefore have an anti-takeover effect.

         Restrictions on Business Combinations with Interested Shareholders. Our Articles of Incorporation provides that certain "business combinations" (including, among various other transactions, a merger, consolidation, or, in certain circumstances involving assets having a value equal to 10% or more of our equity, an asset transfer or issuance of equity securities, and the adoption of certain plans of liquidation or dissolution) involving and any person who beneficially owns at least 20% of the corporation's stock and such persons' affiliates or associates (an "interested shareholder"). Such a business combination must be approved by the affirmative vote of at least (i) 80% of the voting power of all outstanding shares of voting stock and (ii) a majority of the voting power of all outstanding shares of voting stock which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the business combination is approved by a majority of the members of the Board of Directors who are "disinterested directors," and the common shareholders receive a price (as described in the articles) generally equal to the higher of the "fair market value" of the common stock and the highest price paid by the interested shareholders for any shares of common stock. Under Maryland law, a two-thirds vote is generally required for approval of business combinations.

         Consideration of Business Combinations. Our Articles of Incorporation provide that where the Board of Directors evaluates any actual or proposed business combination, the Board of Directors shall consider the following factors: the effect of the business combination on CommerceFirst Bancorp and any of its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the corporation's capital stock; the relation of the price offered to the current value of the corporation in a freely negotiated transaction and in relation to the directors' estimate of the future value of CommerceFirst Bancorp and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the corporation and its shareholders; and such other factors deemed by the directors to be relevant. In such considerations, the Board of Directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by the Board of Directors in the discharge of their fiduciary responsibility to CommerceFirst Bancorp and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the Board of Directors of factors which are not purely economic in nature in light of the circumstances of the corporation and its subsidiaries at the time of such proposed business combination.

         Amendment of the Articles of Incorporation. In general, our Articles of Incorporation may be amended upon the vote of two-thirds of the outstanding shares of capital stock entitled to vote, the standard vote required under Maryland law. The provisions of the Articles of Incorporation relating to the Board of Directors and removal of directors, the vote required for business combinations and the factors which shall be considered by the Board of Directors in considering business combinations, and the provisions requiring the vote of 80% of the combined voting power of the outstanding voting stock to adopt any change to the Bylaws which is not approved by two-thirds of the disinterested directors, may be amended only upon the affirmative vote of 80% of the voting power of the outstanding voting stock.

         Limitation of Director and Officer Liability; Indemnification. As permitted by the Maryland General Corporation Law (the "MGCL"), our Articles of Incorporation eliminate the liability of directors and officers to CommerceFirst Bancorp or its shareholders to the fullest extent permitted by law. The MGCL provides that the liability of a director or officer in a proceeding brought by or in the right of shareholders, or on behalf of shareholders may be eliminated, except that the liability of a director or officer may not be eliminated if the officer or director received an improper benefit or profit, or if a judgment against the director or officer is based on a finding that such person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against such person.

         Our Articles of Incorporation provide that to the full extent permitted by the MGCL and other applicable law, CommerceFirst Bancorp shall indemnify a director or officer who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer, and the Board of Directors may contract in advance to indemnify any director or officer. The MGCL provides that except as limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding. The MGCL further provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding unless (i) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful, provided however, that if the proceeding was by or in the right of the corporation, no indemnification may be made if the director is adjudged liable to the corporation. The Board of Directors may also indemnify an employee or agent of the corporation who was or is a party to any proceeding by reason of the fact that he is or was an employee or agent of the corporation.

         Statutory Restrictions on Business Combinations with Interested Shareholders. Section 3-602 of the MGCL, as in effect on the date hereof, imposes conditions and restrictions on certain "business combinations" (including, among other various transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "interested shareholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation's board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation's common shareholders receive a "fair price" (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. Our Articles of Incorporation and Bylaws do not opt out from the operation of Section 3-602.

         Control Share Acquisition Statute. Under the MGCL's control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 331/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder's meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved for more than 50% of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Our Articles of Incorporation and Bylaws do not include any provisions restricting the voting ability of major shareholders, and do not opt out from the operation of the control share acquisition law.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Incorporation of CommerceFirst provide that CommerceFirst may indemnify officers, directors, employees and agents of CommerceFirst to the fullest extent permitted by the Maryland law (the "Maryland law"). Pursuant to the Maryland law, CommerceFirst generally has the power to indemnify its present and former directors, officers, agents and employees, or persons serving as such in another entity at CommerceFirst's request, against expenses (including attorneys' fees) and liabilities incurred by them in any action, suit, or proceeding to which they are, or are threatened to be made, a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of CommerceFirst, or in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. In respect of suits by or in the right of CommerceFirst, the indemnification is generally limited to expenses (including attorneys' fees) and is not available in respect of any claim where such person is adjudged liable to CommerceFirst, unless the court determines that indemnification is appropriate. To the extent such person is successful in the defense of any suit, action or proceeding, indemnification against expenses (including attorneys' fees) is mandatory. CommerceFirst has the power to purchase and maintain insurance for such persons and indemnification. The indemnification provided by the Maryland law is not exclusive of other rights to indemnification which any person may otherwise be entitled under any bylaw, agreement, shareholder or disinterested director vote, or otherwise.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         As no restricted securities are to be reoffered or resold pursuant to this registration statement, this item is inapplicable.

ITEM 8.  EXHIBITS.

Exhibit Number             Description
--------------             -----------

4               2004 Non Incentive Option Plan

5               Opinion of Kennedy, Baris & Lundy, L.L.P.

23(a)           Consent of Kennedy, Baris & Lundy, L.L.P., included in Exhibit 5

23(b)           Consent of  Trice, Geary & Myers, L.L.C.
---------------------

ITEM 9.  UNDERTAKINGS.

         The Registrant hereby undertakes that it will:

         (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) for determining liability under the Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland on October 24, 2004.


                                       COMMERCEFIRST BANCORP, INC.



                                       By:  /s/ Richard J. Morgan
                                            ------------------------------------
                                            Richard J. Morgan, President

         In accordance with the requirements of the Securities Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



                 NAME                                         POSITION                                 DATE

/s/ Milton D. Jernigan II                        Chairman of the Board of Directors                 October 24, 2004
------------------------------
Milton D. Jernigan II

/s/ Alvin R. Maier                            Vice Chairman of the Board of Directors,              October 24, 2004
------------------------------
Alvin R. Maier                                                Treasurer

/s/ Richard J. Morgan                      Director, President and Chief Executive Officer          October 24, 2004
------------------------------
Richard J. Morgan                                   (Principal Executive Officer)

/s/ Lamont Thomas                             Director, Executive Vice President, Chief             October 24, 2004
------------------------------
Lamont Thomas                                Operating and Financial Officer (Principal
                                                  Accounting and Financial Officer)
/s/ John J. Barron                                            Director                              October 24, 2004
------------------------------
John J. Barron

/s/ Edward B. Howlin, Jr.                                     Director                              October 24, 2004
------------------------------
Edward B. Howlin, Jr.

/s/ Charles L. Hurtt, Jr., CPA                                Director                              October 24, 2004
------------------------------
Charles L. Hurtt, Jr., CPA

/s/ Robert R. Mitchell                                        Director                              October 24, 2004
------------------------------
Robert R. Mitchell

/s/ John A. Richardson, Sr.                                   Director                              October 24, 2004
------------------------------
John A. Richardson, Sr